Exhibit 99.1
FOR IMMEDIATE RELEASE
ENNIS, INC. REPORTS RESULTS FOR THE FIRST QUARTER ENDED MAY 31, 2007
     Midlothian, Texas June 26, 2007 — Ennis, Inc. (the “Company), (NYSE: EBF), today reported financial results for the first quarter ended May 31, 2007.
Highlights
•	Revenues increased 5.3% over the same quarter last year, from approximately $145.1 million to approximately $152.8 million.

•	Print Segment revenues increased by 10.4% over the same quarter last year, from $77.1 million to $85.1 million. Apparel revenues were flat for the quarter.

•	Diluted EPS for the quarter was $.42 per shares compared to $.44 per shares for the same quarter last year, which principally resulted from our decision to increase our cut/sew capacity in our Mexican facilities.
Financial Overview
     For the quarter, net sales increased by approximately $7.7 million, or 5.3% from $145.1 million for the quarter ended May 31, 2006 to $152.8 million for the quarter ended May 31, 2007. Print group sales increased $8.0 million, or 10.4%, from $77.1 million to $85.1 million for the quarter ended May 31, 2006 and 2007, respectively. Apparel group sales, quarter over quarter, however remained relatively flat at $68.0 million and $67.7 million for the quarter ended May 31, 2006 and 2007, respectively. Management believes that the Apparel sales during the quarter were negatively impacted by their pre-quarter inventory position, which hindered their ability to capture certain opportunity sales during this period. Traditionally, the Apparel group rebuilds their inventory levels in the last half of the fiscal year for the upcoming summer buying season due to the normal falloff of demand during the winter season. However, during the second half of last fiscal year demand was at or above forecasted sales levels. As a result, production levels were only able to stay abreast of then current sales levels, which resulted in their inventory position not being as robust in the fourth quarter of fiscal year 2007 as it was during the same period last fiscal year. As a result, several initiatives were implemented during the current quarter to improve their inventory position and to meet their forecasted demand. Some of these initiatives in turn had a negative impact on their margin during the period (see discussion on Apparel margins following).

     Overall our margins for the current period were $38.6 million, or 25.3% of sales, compared to $37.8 million, or 26.1% of sales for the same period last year. Due to improved operational efficiencies, our Print margins, as a percentage of sales, improved from 25.2% for the same quarter last year to 26.4% for the current quarter. Our Apparel margin, as a percentage of sales, decreased from 27.1% for the same quarter last year to 23.7% for the current quarter. During the quarter our Apparel margins were impacted slightly by increased yarn and cut/sew costs and reduced selling margins, due to changes in product mix. However, the main impact on our Apparel margin during the quarter related to our initiative to increase our cut/sew capacity in our Mexican facilities to meet our forecasted demand. We feel that the training costs associated with this program, which negatively impacted our Apparel margin during the period, was in excess of $1.0 million, or approximately $.03 per diluted share. Our earnings for the quarter were $10.8 million, or 7.1% of sales, compared to $11.3 million, or 7.8% of sales for the same quarter last year. Our diluted earnings per share for the quarter were $.42 per share, compared to $.44 per share for the same quarter last year. Without the estimated impact of our cut/sew training costs, our diluted earnings per share would have been $.45 per share for the current quarter.
     The Company generated approximately $22.5 million in EBITDA (earnings before interest, taxes, depreciation and amortization) during the quarter, compared to $24.3 million for the comparable quarter last year.

Reconciliation of Non-GAAP to GAAP measure (dollars in thousands):
	Three months ended
	May 31,
	2007	2006
Earnings before income taxes	$17,137	$17,983
Interest expense	1,492	1,792
Depreciation/amortization	3,879	4,483

EBITDA (non-GAAP)	$22,508	$24,258

     Keith Walters, Chairman, President and CEO, commented by saying, “we are extremely pleased with our Print results for the quarter. We started an initiative over the previous quarters to improve our overall Print margins and are pleased to see the results of these initiatives this quarter. Our Apparel margins while lower than last year, due to the impact of our cut/sew production initiative, were in-line with our internal forecasts. We strongly feel that the increase in our cut/sew capacity is a critical step and one that must be undertaken to meet our forecasted sales projections and inventory demand levels. We are however, looking for ways to minimize the cost of this initiative going forward. Overall, given the market conditions and the cost of our Apparel initiative, we were pleased with our results for the quarter, which were in-line with our internal forecasts. In addition, we plan to continue to look for acquisitions in both Print and Apparel, which will be complimentary to our existing business model or strategic in nature.”

About Ennis
Ennis, Inc. (www.ennis.com) (formerly Ennis Business Forms, Inc.) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Printing Segment and Apparel Segment. The Printing Segment is primarily engaged in the business of manufacturing and selling business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties, Post-it® Notes, internal bank forms, secure and negotiable documents and custom products. The Apparel Segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through six distribution centers located throughout North America.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Keith Walters, Chairman, Chief Executive Officer and President
Mr. Michael Magill, Executive Vice President
Mr. Richard L. Travis, Jr., Chief Financial Officer
Ennis, Inc.
2441 Presidential Parkway
Midlothian, Texas 76065
Phone: (972) 775-9801
Fax: (972) 775-9820
www.ennis.com

Ennis, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three months ended
	May 31,
	2007	2006
Condensed Operating Results
Revenues	$152,774	$145,113
Cost of goods sold	114,207	107,298

Gross profit	38,567	37,815
Operating expenses	18,987	18,078

Operating income	19,580	19,737
Other expense	2,443	1,754
Income tax expense	6,341	6,653

Net earnings	$10,796	$11,330

Earnings per share
Basic	$0.42	$0.44

Diluted	$0.42	$0.44

	May 31,	February 28,
	2007	2007
Condensed Balance Sheet Information
Current assets:
Cash	$2,551	$3,582
Accounts receivable, net	54,068	47,285
Inventories, net	87,838	85,696
Other	14,364	14,953

	158,821	151,516

Property, plant & equipment	60,799	63,057
Other	263,130	263,655

	$482,750	$478,228

Current liabilities
Accounts payable	$25,781	$25,597
Accrued expenses	25,517	22,998
Current portion of long-term debt	532	652

	51,830	49,247

Long-term debt	83,386	88,971
Deferred credits	23,981	23,607
Total liabilities	159,197	161,825

Shareholders’ equity	323,553	316,403

	$482,750	$478,228

	Three months ended
	May 31,
	2007	2006
Condensed Cash Flow Information
Cash provided by operating activities	$9,484	$12,178
Cash used in investing activities	(995)	(5,260)
Cash used in financing activities	(9,669)	(11,405)
Effect of exchange rates on cash	149	(51)

Change in cash	(1,031)	(4,538)
Cash at beginning of period	3,582	13,860

Cash at end of period	$2,551	$9,322